EXHIBIT 99.1

NEWS RELEASE
For Release on July 31, 2008	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports First Quarter Results

San Ramon, CA - Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net loss of $522,000 or $0.11 per fully diluted share for the quarter ended June 28, 2008.  This compares with a net profit of $92,000 or $0.02 per fully diluted share for the same period a year ago.  Net sales decreased 25% to $3,488,000 in the first quarter of fiscal 2009 compared to $4,628,000 in the first quarter of fiscal 2008.  Operating expenses other than restructuring charges increased $59,000 in the first quarter of fiscal 2009 due to an increase of $89,000 in selling, general and administrative expenses offset by a decrease of $30,000 in product development expenses.  However, total operating expenses decreased in the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008 by $21,000 due to the one-time restructuring charge of $80,000 in severance costs that occurred in the first quarter of fiscal 2008.
There was no income or loss from discontinued operations for the quarter ended June 28, 2008.  During the quarter ended June 30, 2007, the Company recorded $64,000 as income on discontinued operations due to the receipt of a payment of $18,000 on previously reserved receivables, a payment of $41,000 from the sale of a previously written off asset, and an adjustment of $5,000 to the sub-lease accrual.
Orders declined 15% in the first quarter of fiscal 2009 to $4,224,000 from $4,980,000 for the first quarter of fiscal 2008.  Our book-to-bill ratio was 1.21 for the first quarter of fiscal year 2009 compared to 1.08 in the same period a year ago.
Backlog for the quarter ended June 28, 2008 was $8.3 million (approximately $5.8 million shippable within one year) as compared to $8.8 million (approximately $5.9 million shippable within one year) for the quarter ended June 30, 2007.
Cash and cash equivalents at June 28, 2008 were $1,718,000 compared to $1,845,000 as of March 29, 2008.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the first quarter results. To participate in the call, dial (866) 551-1530, and enter Access Code 1719642#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of July 31, 2008 only.
Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
Giga-tronics is a publicly held Company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2008 Part I, under the heading “Risk Factors” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands except share data)	June 28, 2008	March 29, 2008
Assets
Current assets
Cash and cash equivalents	$1,718	$1,845
Trade accounts receivable, net of allowance of $115 and $93,	2,345	2,693
respectively
Inventories, net	5,066	5,008
Prepaid expenses and other current assets	489	383
Total current assets	9,618	9,929

Property and equipment, net	369	400
Other assets	16	32
Total assets	$10,003	$10,361

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$592	$649
Accrued commissions	119	181
Accrued payroll and benefits	636	526
Accrued warranty	196	190
Customer advances	870	646
Income taxes payable	2	---
Other current liabilities	524	606
Total current liabilities	2,939	2,798
Deferred rent	130	171
Total liabilities	3,069	2,969
Shareholders’ equity
Preferred stock of no par value;
Authorized 1,000,000 shares; no shares outstanding
at June 28, 2008 and March 29, 2008	---	---
Common stock of no par value;
Authorized 40,000,000 shares; 4,824,021 shares at
June 28, 2008 and March 29, 2008 issued and outstanding	13,462	13,398
Accumulated deficit	(6,528)	(6,006)
Total shareholders’ equity	6,934	7,392
Total liabilities and shareholders’ equity	$10,003	$10,361

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	THREE MONTHS ENDED
(In thousands except per share data)	June 28, 2008	June 30, 2007
Net sales	$3,488	$4,628
Cost of sales	2,091	2,684
Gross profit	1,397	1,944

Engineering	556	586
Selling, general and administrative	1,364	1,275
Restructuring	---	80
Operating expenses	1,920	1,941

Operating (loss) income	(523)	3

Other income	---	13
Interest income, net	3	14
(Loss) income from continuing operations before income taxes	(520)	30
Provision for income taxes	2	2
(Loss) income from continuing operations	(522)	28
Income on discontinued operations, net of income taxes	---	64
Net (loss) income	$(522)	$92

Basic and diluted net (loss) income per share:
From continuing operations	$(0.11)	$0.01
On discontinued operations	0.00	0.01
Basic and diluted net (loss) income per share	$(0.11)	$0.02

Shares used in per share calculation:
Basic	4,824	4,809
Diluted	4,824	4,863